EXHIBIT 99.1

July 8, 2015

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2015 AND ANNOUNCES FURTHER DEVELOPMENT OF PROPERTIES

MIDLAND, TX – 07/08/15 – Mexco Energy Corporation (NYSE Market: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission (“SEC”) for the fiscal year ended March 31, 2015.

The Company reported a net loss of $340,986, or ($0.17) per diluted share, for fiscal year 2015, a decrease from a net profit of $301,113, or $0.15 per diluted share, for fiscal 2014.

Operating revenues in fiscal 2015 were $3,390,005, a decrease of 16% when compared to fiscal 2014 operating revenues of $4,041,941. This is the result of a 9% increase in oil production and a 2% increase in gas production offset by a 27% decrease in oil prices and a 12% decrease in natural gas prices.

The Company reported an operating loss of $412,332 for the quarter ending March 31, 2015, the Company’s fourth quarter of fiscal 2015, a decrease from the comparable quarter of fiscal 2014. Oil and gas revenues in the fourth quarter were $551,894 compared to $953,291 for the same quarter in fiscal 2014, a decrease of 42%. This is primarily the result of decreased oil and natural gas prices.

The Company’s estimated present value of proved reserves at March 31, 2015 was approximately $24 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of the Company’s Form 10-K, a decrease of 4% as compared to the same at March 31, 2014. The Company’s total estimated proved reserves at March 31, 2015 were 660,000 barrels of oil and natural gas liquids, an increase of 32% over the prior fiscal year, and 6.288 billion cubic feet of natural gas, an increase of .5% over the prior fiscal year. For fiscal 2015, natural gas constituted approximately 61% of the Company’s total proved reserves and approximately 38% of the Company’s revenues.

Mexco made the following acquisitions in the latter part of fiscal year 2015:

Royalty interests, purchase price of $200,000 covering 43 wells in 12 counties of eight states. Of these oil and gas reserves, approximately 54% are in TX and 10% in LA.

Royalty interests, purchase price $580,000 covering 580 wells in 87 counties of eight states. Approximately 90% of the net revenue from these royalties is produced by 157 wells located in the Barnett Shale of the Fort Worth Basin of Texas. Also included are interests in 423 wells in 8 states.

Non-Operated working interests, purchase price $525,000 for 12.5% (approximately 10% net revenue interest). Eight wells now producing oil on 20-acre spacing at approximately 3,600 foot depth on the 190 acres in Pecos County, TX. The operator has agreed to pay all operating expenses of these interests. Mexco also receives 100% of the gross disposal fees paid by an adjacent operator for one disposal well located on these properties

Royalty and mineral interests, purchase price $1,000,000 covering approximately 1,800 wells in 27 counties of Texas. Of these oil and gas reserves, approximately 80% is natural gas and 20% oil.

Non-Operated working interests, purchase price $840,000 in 70 Natural gas producing wells located in 5 counties of Oklahoma.

A joint venture in which Mexco is a working interest owner participated in two wells respectively completed in Wolfcamp A and B formations using horizontal drilling and multi-stage fracture stimulation on a 1,125-acre tract in Reagan County, Texas. These wells respectively initially produced at the rates of 486 and 928 barrels of oil equivalent per day. Our share of these two wells is approximately 2.34% working interest (1.99% net revenue interest). The initial production results are not necessarily indicative of future rates of production or reserves.

The Company currently expects to participate in the drilling and completion of 19 horizontal and one vertical well at an estimated aggregate cost of approximately $954,000 for the fiscal year ended March 31, 2016, of which $538,000 has been expended to date. The operators of these wells include Apache Corporation, Bold Energy III, LLC, Concho Resources, Inc., Endurance Resources, LLC, QEP Resources, Inc., XTO Energy, Inc. and others.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$96,084	$156,082
Accounts receivable:
Oil and gas sales	384,485	628,098
Trade	64,584	18,144
Prepaid costs and expenses	44,618	28,804
Total current assets	589,771	831,128

Property and equipment, at cost
Oil and gas properties, using the full cost method	40,563,443	35,460,741
Other	106,792	94,356
Accumulated depreciation, depletion and amortization	(19,838,036)	(18,475,174)
Property and equipment, net	20,832,199	17,079,923

Other noncurrent assets	48,980	7,239
Total assets	$21,470,950	$17,918,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$423,121	$257,431
Income tax payable	-	6,500
Derivative instruments	-	44,981
Total current liabilities	423,121	308,912

Long-term debt	5,950,000	2,425,000
Asset retirement obligations	1,230,216	926,577
Deferred income tax liabilities	660,870	858,449
Total liabilities	8,264,207	4,518,938

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,104,266 shares issued; 2,037,266 and 2,038,266 shares
outstanding as of March 31, 2015 and 2014, respectively	1,052,133	1,052,133
Additional paid-in capital	7,075,031	6,921,645
Retained earnings	5,425,580	5,766,566
Treasury stock, at cost (67,000 and 66,000 shares, respectively)	(346,001)	(340,992)
Total stockholders' equity	13,206,743	13,399,352
	$21,470,950	$17,918,290

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2015	2014	2013
Operating revenues:
Oil and gas	$3,336,826	$3,994,295	$3,063,707
Other	53,179	47,646	32,708
Total operating revenues	3,390,005	4,041,941	3,096,415

Operating expenses:
Production	1,300,820	1,231,814	1,082,043
Accretion of asset retirement obligation	27,932	44,366	39,376
Depreciation, depletion and amortization	1,362,862	1,151,482	1,100,425
General and administrative	1,239,750	1,136,939	1,028,846
Total operating expenses	3,931,364	3,564,601	3,250,690

Operating (loss) income	(541,359)	477,340	(154,275)

Other income (expenses):
Interest income	45	172	229
Interest expense	(99,240)	(65,387)	(53,832)
Gain (loss) on derivative instruments	102,069	(99,262)	-
Net other income (expense)	2,874	(164,477)	(53,603)

(Loss) earnings before provision for income taxes	(538,485)	312,863	(207,878)

Income tax (benefit) expense:
Current	-	6,500	-
Deferred	(197,499)	5,250	(31,504)
	(197,499)	11,750	(31,504)

Net (loss) income	$(340,986)	$301,113	$(176,374)

(Loss) income per common share:
Basic:	$(0.17)	$0.15	$(0.09)
Diluted:	$(0.17)	$0.15	$(0.09)

Weighted average common shares outstanding:
Basic:	2,038,250	2,036,950	2,036,959
Diluted:	2,038,250	2,042,184	2,036,959